EXHIBIT 10.1

SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (this “Agreement”) is dated as of January 21, 2016 and is by and between EnergySolutions, LLC (“Sublessor”) and Perseon Corporation (“Sublessee”).

WHEREAS, Sublessor and Sublessee are parties to that certain Sublease Agreement dated as of May 14, 2015, as amended by that Amendment to Sublease Agreement dated as of August 25, 2015 (as amended, the “Sublease Agreement”).

WHEREAS, any capitalized terms that are used, but not defined herein, shall have the meanings ascribed to such terms in the Sublease Agreement.

WHEREAS, the Sublease Commencement Date was September 14, 2015 and Sublessor applied the first month’s prepaid rent to the rent due from September 14, 2015 through October 13, 2015.

WHEREAS, Sublessee has not paid any monthly installments of Sublease Annual Rent to Sublessor for the time period from October 14, 2015 to the date of this Agreement.

WHEREAS, Sublessee has not paid any of the parking fees set forth in the Sublease Agreement to Sublessor since the Sublease Commencement Date.

WHEREAS, Sublessor hereby provides notice to Sublessee that in accordance with Section 6 of the Sublease Agreement, Sublessor has drawn on and applied the Security Deposit of $18,865.40 to satisfy the following unpaid amounts under the Sublease Agreement:  (i) $2,300 for unpaid parking fees for the period from September 14, 2015 through October 13, 2015, (ii) $9,530.83 for unpaid rent and parking fees for the period from October 14, 2015 through October 31, 2015 and (iii) $7,034.57 for partial payment of the unpaid monthly rent from November 1, 2015 through November 30, 2015.

WHEREAS, as of the date of this Agreement, Sublessee currently owes Sublessor $53,033.44 for amounts past due under the Sublease Agreement (which amount includes (i) the interest and service fees applicable to past due sums as set forth in Section 3(e) of the Sublease Agreement and (ii) the application of the Security Deposit as described in the recital above).

WHEREAS, due to the precarious financial condition of Sublessee and its inability to meet its obligations under the Sublease Agreement going forward, the parties feel it is in each party’s best interests to terminate the Sublease Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Incorporation of Recitals. The Recitals above are true and correct and are hereby incorporated into and made part of this Agreement.

2.
Forfeiture of Security Deposit.  Sublessee hereby acknowledges and agrees to the forfeiture of its Security Deposit for amounts past due as set forth in the Recitals, which forfeiture became effective when such amounts became past due (and therefore no interest or service fees were applied to such past due amounts).

3.
Payment of Consideration to Terminate Sublease Agreement.  Sublessee shall pay to Sublessor within one (1) business day of the date of this Agreement the amount of $15,000.00 via wire transfer as the cash consideration, in addition to the FF&E consideration in Section 4 below, to terminate the Sublease Agreement.

4.
Vacate Premises.  Sublessee shall (i) within ten (10) days of the date of this Agreement, vacate and surrender the Subleased Premises in the same condition, ordinary wear and tear excepted, as they were in upon the Sublease Commencement Date under the Sublease Agreement and shall promptly deliver all keys to the Sublessor on or before January 31, 2016; and (ii) leave in the Subleased Premises all furniture, fixtures, audio visual, and equipment currently located within the Subleased Premises, excluding any of Sublessee’s medical devices and related R&D equipment (“FF&E”) and such FF&E shall become the property of the Sublessor as of the date of this Agreement.

5.
Termination of Sublease Agreement.  Upon Sublessee’s compliance with Sections 3 and 4 of this Agreement, the Sublease Agreement shall be terminated and Sublessee shall have no further obligations, liabilities or rights under the Sublease Agreement.

6.
Acknowledgment and Release.  Except as expressly provided herein to the contrary, Sublessor and Sublessee acknowledge and agree that the other has fully performed and satisfied their respective obligations under the Sublease Agreement.  Subject to satisfaction of each parties respective obligations under this Agreement, Sublessor and Sublessee hereby forever release and discharge the other (and its members, managers, officers, directors, stockholders, employees and agents) from any and all further duties, obligations, or liabilities arising under the terms of the Sublease Agreement or arising from or related to Sublessee’s tenancy under the Sublease Agreement.

7.	Entire Agreement and Modification. This Agreement contains the entire agreement and understanding between the parties as it relates to the subject matter hereof.

8.	Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefits of any successor of a party hereto.

9.
Unenforceable Provision.  If any provision of this Agreement shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity of any other provision of this Agreement.

10.	Governing Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of Utah.

11.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Sublease Termination Agreement to be signed by their respective duly authorized officers as of the date first above written.

SUBLESSOR:

ENERGYSOLUTIONS, LLC

By:	/s/ David Nilsson

Name:	David Nilsson

Title:	Treasurer

SUBLESSEE:

PERSEON CORPORATION

By:	/s/ David Green

Name:	David Greean

Title:	Financial Advisor

AGREED AND ACCEPTED:

WEST SALT LAKE ACQUISITIONS PARTNERS LLC,
a Delaware limited liability company

By:	Hines West Salt Lake Acquisitions Partners LLC, a Delaware limited liability company Its: Managing Member

By:	Hines West Salt Lake Associates Limited Partnership, a Texas limited partnership Its: Sole Member

By:	Hines Interests Limited Partnership, a Delaware limited partnership Its: General Partner

By:	Hines Hol.dings, Inc., a Texas corporation Its: General Partner

By:
Name:	`_
Title:	`_